EXHIBIT 10.1
TERMS AND CONDITIONS OF EMPLOYMENT

AGREEMENT made on
BETWEEN:

A.
CHENIERE SUPPLY AND MARKETING, INC. (UK ESTABLISHMENT) a company incorporated in Delaware with registered number 20-2450826 whose registered office is at 700 Milam Street, Suite 800, Houston, Texas 77002, the UK Branch of which is registered under number BR 013565, registered address Wing 4, Fifth Floor, Berkeley Square House, Berkley Square, London W1J 6BY (the "Company"); and

B.	JEAN ABITEBOUL of Flat 2, 8 Bryanston Square, London W1H 2DH (the "Executive").
WHEREAS:

(A)	The Executive was employed by Cheniere LNG Services SARL, a company within the Company's Group, with effect from 20 February 2006 in the role of Executive Director.

(B)
The Executive, Cheniere LNG Services SARL and the Company have agreed by mutual consent that the Executive's employment with Cheniere LNG Services SARL will cease by mutual consent and that the Executive will be transferred to the employment of the Company with effect the date of this Agreement and have entered into a Transfer Agreement. For the avoidance of doubt, the Executive was not entitled to any payments in any respect in relation to the termination of such employment by mutual agreement.

(C)
The Executive has agreed to accept employment with the Company with effect from the date of this Agreement the terms and conditions set out in this Agreement, retaining his previous continuity of employment with the Group.

(D)
The Executive agrees and acknowledges that his employment may be transferred (on the same terms and conditions as set out hereunder) to any other Group entity which may be established in place of the Company in the United Kingdom.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

1.1.1	"associate" means a body corporate:

(A)	which for the time being is a holding company of the Company or a subsidiary (other than the Company) of such a holding company; or

(B)	in whose equity share capital for the time being an interest of 20 per cent or more is held directly or indirectly (through another body corporate or other bodies corporate or otherwise) by a holding company of the Company or by a subsidiary (including the Company) of such a holding company or by a combination of two or more such holding companies or subsidiaries;

1.1.2
"Board" means the board of directors of Cheniere Energy, Inc. from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf for the purposes of this Agreement;

1.1.3	“Cheniere” means Cheniere Energy, Inc.;

1.1.4	"Compensation Committee" means the compensation committee of the Board of Directors of Cheniere Energy, Inc. from time to time;

1.1.5
"Confidential Information" means all and any information, whether or not recorded, of the Company or of any parent, subsidiary or associate of the Company which the Executive (or, where the context so requires, another person) has obtained by virtue of his employment or engagement and which the Company or any parent, subsidiary or associate of the Company regards as confidential or in respect of which the Company or any parent, subsidiary or associate of the Company is bound by an obligation of confidence to a third party, including:

(A)	all and any information relating to business methods, corporate plans, future business strategy, management systems, finances, and maturing new business opportunities;

(B)	all and any information relating to research and/or development projects;

(C)
all and any information concerning the curriculum vitae, remuneration details, work-related experience, attributes and other personal information concerning those employed or engaged by the Company or any parent, subsidiary or associate of the Company;

(D)
all and any information relating to marketing or sales of any past present or future product or service of the Company or any parent, subsidiary or associate of the Company including sales targets and statistics, market share and pricing statistics, marketing surveys and strategies, marketing research reports, sales techniques, price lists, mark-ups, discounts, rebates, tenders, advertising and promotional material, credit and payment policies and procedures, and lists and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual negotiations and arrangements with the Company or any parent, subsidiary or associate of the Company; and

(E)
all and any trade secrets, secret formulae, processes, inventions, design, know-how, technical specification and other technical information in relation to the creation, production or supply of any past, present or future product or service of the Company or any parent, subsidiary or associate of the Company, including all and any information relating to the working of any product, process, invention, improvement or development carried on or used by the Company or any parent, subsidiary or associate of the Company and information concerning the intellectual property portfolio and strategy of the Company or of any parent, subsidiary or associate of the Company.
but excluding any information which:
(i)    is part of the Executive's own stock in trade;

(ii)	is readily ascertainable to persons not connected with the Company or any parent, subsidiary or associate of the Company without significant expenditure of labour, skill or money; or

(iii)	which becomes available to the public generally other than by reason of a breach by the Executive of his obligations under this Agreement.

1.1.6	"Executive Committee" means the Executive Committee of Cheniere Energy, Inc. from time to time;

1.1.7	"recognised investment exchange" means any body corporate or unincorporated association which is a recognised investment exchange for the purposes of the Financial Services and Markets Act 2000;

1.1.8
"subsidiary", "holding company" and "equity share capital" shall have the respective meanings attributed to them by sections 1159 and 548 of the Companies Act 2006 provided that the term "subsidiary" shall also include a subsidiary undertaking (as defined in section 1162(2) of the Companies Act 2006);

1.1.9	"Termination Date" means the date on which the employment of the Executive by the Company terminates;

1.1.10	"Working Day" means any day other than a Saturday, Sunday or a day which is generally recognised as a public holiday in England;

1.2
In this Agreement, unless otherwise stated, a reference to the employment of the Executive is to his employment by the Company under this Agreement and shall include any period of garden leave pursuant to clause 17.

1.3	In this Agreement, unless the context otherwise requires:

1.3.1	the contents page and headings and bold type face inserted in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement;

1.3.2	references to clauses and sub-clauses are to clauses and sub-clauses of this Agreement;

1.3.3	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms;

1.3.4	references to writing shall include any modes of reproducing words in any legible form and shall include e-mail except where expressly stated otherwise;

1.3.5	references to "includes" or "including" shall mean "includes without limitation" or "including without limitation";

1.3.6
words in the singular shall include the plural and vice versa, and a reference to any gender includes a reference to all genders or, where appropriate, is to be read as a reference to the opposite gender;

1.3.7	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or a partnership;

1.3.8
a reference to a statute or statutory provision shall include a reference to any subordinate legislation made under the relevant statute or statutory provision and, except where expressly stated otherwise, is a reference to that statute, provision or subordinate legislation as from time to time amended, consolidated, modified, re‑enacted or replaced.

2.	APPOINTMENT AND TERM

2.1
The Executive shall be employed by the Company as President, Cheniere Supply and Marketing. The Executive shall also serve as a member of the Executive Committee of Cheniere for which he will not receive any additional remuneration.

2.2
The Executive's employment under the terms of this Agreement shall begin on the date of this Agreement and shall continue, subject to the terms of this Agreement, until determined by either party giving to the other not less than 6 months' written notice to expire at any time. For the purposes of calculating the Executive's continuity of employment, his continuous employment commenced with effect from 20 February 2006. The Executive expressly acknowledges that all previous contracts of employment he had entered into with any entity of the Cheniere Group have been effectively terminated by mutual agreement on or before the date of this Agreement and that he has no continuing entitlements under any such former contracts, in particular the Executive acknowledges that he has no entitlement under, and is not entitled to any sums in relation to the termination by mutual consent of, his French law governed contract of employment with Cheniere LNG Services SARL.

3.	DUTIES and powers

3.1	The Executive shall comply with his fiduciary and legal duties during his employment and, in particular, shall:

3.1.1
report to Mr. Charif Souki, Chairman of the Board, President and Chief Executive Officer of Cheniere (hereinafter referred to as the Chairman of the Board) and shall be responsible for any such duties as may from time to time be assigned to him by the Chairman of the Board, whether those duties relate to the business or interests of the Company or to the business or interests of any parent, subsidiary or associate of the Company (and such duties may include holding any office and/or other appointment in or on behalf of any parent, subsidiary or associate of the Company for as long as the Company requires);

3.1.2	familiarise himself with and in all respects comply with:

(A)	directions given by or under the authority of the Chairman of the Board; and

(B)	all relevant policies, rules and regulations of the Company from time to time in force; and

(C)
all laws, codes of conduct, rules and regulations relevant to the Company or to any parent, subsidiary or associate of the Company or to him as an office-holder of any parent, subsidiary or associate of the Company, including, but not limited to, Cheniere’s Code of Business Conduct and Ethics and Insider Trading & Compliance Policy, including the Addendum for Insider Trading in the U.K. as well as the Company’s Whistleblower Protection Sub-Policy for U.K. Employees, Disciplinary Procedures and Grievance Procedures;

3.1.3
exercise only such powers as are consistent with his duties and act only in accordance with the Certificate of Incorporation and By-laws of the Company or, where his duties relate to the business or interests of any parent, subsidiary or associate of the Company, of that company;

3.1.4	use his best endeavours to promote the success of the Company for the benefit of its members as a whole;

3.1.5
keep the Chairman promptly and fully informed (in writing if so requested) of his conduct of the business, finances or affairs of the Company and of any subsidiary or associate of the Company and provide such explanations as the Chairman may reasonably require;

3.1.6
promptly disclose to the Executive Committee full details of any knowledge or suspicion he has that any employee or officer (including the Executive himself) of the Company or any parent, subsidiary or associate of the Company has or plans to commit any serious wrongdoing or serious breach of duty or other act which might materially damage the interests of the Company or its parent, subsidiaries or associates; and

3.1.7
save where on authorised leave (for holiday or sickness or injury or other reason) and save as modified by the provisions of this Agreement where the Executive is placed on garden leave or suspended, devote the whole of his time, attention and ability during his agreed hours of work to the performance of his duties under this Agreement.

3.2
The nature of the Executive's job is such that his working time is not measured or predetermined. The agreed hours of work of the Executive shall be normal business hours and such other hours as may be required for the proper performance of his duties under this Agreement.

3.3
The Executive shall perform his duties at the London office of the Company or at such place or places in the United Kingdom or worldwide as may from time to time be reasonably determined. It is acknowledged by the Company that the nature of the Executive's duties does not require the Executive to be continuously present in the Company's offices, provided of course that the Executive fully performs his duties, remains fully in touch and fully contactable at all times with the Company by electronic means and is ready to travel at any moment. The Executive also will ensure that this will not result in any additional cost to the Company and that he will continue to be tax resident in the United Kingdom for the purposes of the employer's obligations to make deductions at source of applicable income tax. It is expressly acknowledged by the Executive that the nature of his duties means that he is required to travel extensively.

4.	SALARY

4.1
During the continuance of his employment the Executive shall be entitled to a gross basic salary at the rate of £298,682 (two hundred and ninety eight thousand six hundred and eighty two euros) per annum. Such sum shall be subject to all deductions required by law.

4.2	The Executive's salary shall accrue from day to day and be payable by equal monthly instalments (partly in arrears and partly in advance) on or about the 15th day of each month.

4.3
The Compensation Committee shall review the Executive's salary at least once in each twelve months (save after notice of termination of this Agreement has been served by either party) but shall not be obliged to make any increase in the salary as a result of such review.

5.	DISCRETIONARY BONUS

5.1
In addition to his salary, the Executive may be eligible to receive a discretionary bonus subject to performance and on such terms and at such level as the Compensation Committee may from time to time determine. The Company reserves the right at any time before or during the relevant bonus year to amend the terms of or terminate any bonus scheme and to alter the level of the Executive's participation therein without reference to or agreement from the Executive. The Executive acknowledges that during the course of his employment and on or after its termination he has no right to receive a bonus and that the Compensation Committee is under no obligation to operate a bonus scheme and that he will not acquire such a right, nor shall the Compensation Committee come under such an obligation, merely by virtue of the Executive's having received one or more bonus payment(s) or the Compensation Committee's having operated one or more bonus scheme(s) during the course of the Executive's employment.

6.	HOUSING ALLOWANCE AND CAR ALLOWANCE

6.1	The Executive shall be paid the gross sum of £14,353 on a monthly basis by way of housing allowance ("Housing Allowance"), subject to all deductions required by law.

6.2	The Executive shall be paid the gross sum of £1,000 on a monthly basis by way of a car allowance ("Car Allowance"), subject to all deductions required by law.

7.	PENSION AND INSURANCE BENEFITS

7.1	No contracting out certificate is in force in respect of the employment of the Executive.

7.2
The Executive may become and during the continuance of his employment with the Company remain a member of such private medical insurance (including dental insurance) scheme as the Company may from time to time in its absolute discretion operate, membership being subject to the rules of the Company's scheme (as varied from time to time), details of which are available from the VP, Human Resources and Administration. Such coverage shall be provided for the Executive, his spouse and any dependent children under the age of 18 years.

7.3
The Company shall fund death in service benefits for the Executive at the rate of five (5) times basic salary as at the date of death in accordance with the applicable policy in force at the relevant time. For the avoidance of doubt, this clause only applies to the extent that death in service benefits are not otherwise provided (at any rate) under the pension scheme.

7.4
Subject to the rules of such scheme, the Executive shall become and during the continuance of his employment remain a member of such permanent health insurance scheme as the Company may from time to time in its absolute discretion operate, membership being subject to the rules of the Company's scheme (as varied from time to time) details of which are available from the VP, Human Resources and Administration. For the avoidance of any doubt, nothing in this Agreement shall prevent the Company from terminating the Executive's employment for any reason whatsoever even where the effect of termination is to prejudice, prevent or terminate an actual or prospective claim under the permanent health insurance scheme.

7.5
The Company will pay 60% (sixty per cent) of the total contributions paid to the Caisse des Français de l'Etranger (CFE) in relation to health insurance and additional health insurance (mutuelle) and retirement benefits (AGIRC / ARRCO), the Employee to pay the remaining 40% (forty per cent), on the understanding that (and subject to) the total cost to the Company not being materially different to previous years. The Executive expressly acknowledges that such payment by the Company may give rise to legal deductions required under English law.

8.	EXPENSES, GRATUITIES AND DEDUCTIONS

8.1
The Company shall reimburse the Executive all reasonable travelling, hotel, entertainment and other expenses properly incurred by him in the performance of his duties under this Agreement, provided that the Executive claims these within 2 months of incurring such expenses and strictly subject to the terms of any Group expenses policy. The Executive shall provide the Company with receipts or other evidence of the payment of such expenses. If the Executive is provided with a company credit card or charge card, he shall use it only for such expenses as he is entitled under this sub-clause to have reimbursed by the Company.

8.2
The Executive hereby agrees that at any time during the continuance of his employment under this Agreement and on termination of his employment the Company shall be entitled to deduct from any sums due to the Executive (including salary, pay in lieu of notice, bonus, holiday pay or sick pay) any outstanding monies then owed by the Executive to the Company, including any pay received for holiday taken in excess of the Executive's accrued holiday entitlement under clause 9.

9.	HOLIDAYS

9.1
In addition to English public holidays, the Executive shall be entitled to thirty five (35) days' holiday in each calendar year, to be taken at such times as may be approved by the Chairman of the Board (and Regulations 15(1) to 15(4) of the Working Time Regulations 1998 concerning the arrangements for taking holiday are hereby excluded). The Executive shall be entitled to carry forward a maximum of 7 days' holiday to the following calendar year only and such carry forward holiday must be taken by 31st March of the following year. No payment shall be made by the Company (during the continuance of this Agreement) in lieu of holidays not taken except as required by law or as set out under sub-clause 9.2

9.2
Upon termination of this Agreement for whatever reason the Executive shall be entitled to payment in lieu of such of his holiday entitlement under sub‑clause 9.1 as has accrued (on a pro rata basis) in the calendar year in which the Termination Date falls but has not been taken or, if appropriate, the Executive shall repay to the Company any salary received in respect of holiday taken prior to the Termination Date in excess of his accrued entitlement under sub‑clause 9.1. In either case the payment shall be calculated by multiplying the unused or excess entitlement (as the case may be) by 1/260 of the Executive's basic salary at that time.

9.3
The Company shall be entitled to require the Executive to take all or any part of any accrued untaken holiday entitlement during any period of notice to terminate the Executive's employment (including, for the avoidance of doubt, during any period of garden leave pursuant to clause 17). If the Company exercises this right, the Executive must obtain the prior agreement of the Chairman of the Board to the actual days to be taken as holiday.

10.	SICKNESS AND INJURY

10.1
If the Executive is absent due to sickness or injury this should be reported to the Company by 9.00 a.m. on the first day of absence or, if this is not reasonably practicable, as soon as possible thereafter.

10.2
In cases of sickness absence of between one and seven days inclusive (including weekend days and public holidays), on the Executive's return to work he must self-certify his sickness on the absence form.

10.3
The Company reserves the right to ask the Executive to submit medical certificates signed by a practising medical practitioner at his own expense for absences of less than eight consecutive calendar days.

10.4
If the Executive is absent for eight or more consecutive calendar days (including weekend days and public holidays), he must provide a medical certificate signed by a practising medical practitioner. Certificates should be submitted regularly to cover the duration of his absence so that at all times there is a current medical certificate.

11.	SICK PAY

11.1
The Executive will normally receive full salary and other benefits, subject to clause 11.2 (which will include the statutory sick pay element which is described in more detail below), for absence due to sickness of up to a maximum of 60 working days in aggregate in any twelve consecutive months. Such payment is, however, discretionary and payment will not be made in cases including, but not limited to, malingering or abuse of the sickness policy. Further absence in the same twelve month period will be the subject of review and any payment made will also be discretionary.

11.2
If the Executive is absent from work as a result of sickness or injury for more than 60 working days in aggregate in any twelve consecutive months, the amount of any bonus for which he would otherwise be eligible in respect of that year shall be reduced by the proportion by which the period of the excess over 60 working days bears to the financial year as a whole.

11.3
The Company shall pay statutory sick pay, where appropriate, in accordance with the legislation in force at the time of the absence, and any payment of salary in accordance with this clause shall go towards discharging its liability to pay statutory sick pay.

12.	INTERESTS IN OTHER BUSINESSES
Save with the prior written consent of the Chairman of the Board, the Executive shall not during the continuance of his employment be engaged or interested (except as the holder for investment of up to 3% of any class of securities which are quoted or dealt in on a recognised investment exchange and which are not the securities of any company which competes or proposes to compete with the business of the Company or any of its subsidiaries or associates) nor make preparations to be engaged or interested either directly or indirectly in any business or occupation other than the business of the Company and its subsidiaries and associates.

13.	INTELLECTUAL PROPERTY

13.1
If during his employment under this Agreement the Executive in the course of his normal duties or other duties specifically assigned to him (whether or not during normal working hours) either alone or in conjunction with any other person:

13.1.1	makes, discovers or produces any invention, process, improvement or development ("Inventions"); and/or

13.1.2	originates any design, trade mark, logo, know how, database (in each case whether registrable or not) or other work ("Works")
in which patent, copyright, design right, registered design, trade mark right, database right or right in passing off or other intellectual property right protection ("Intellectual Property Rights") may subsist then he shall forthwith disclose the same to the Company and shall (subject to the sub‑clauses of this clause 13 below) regard himself in relation thereto as a trustee for the Company.

13.2
The Executive hereby assigns wholly and absolutely with full title guarantee including the right to sue for damages for past infringements to the Company, by way of future assignment, the copyright and future copyright, for the full term thereof throughout the world including any extensions or renewals arising in respect of all Works originated, conceived or created by the Executive in the course of his normal duties or other duties specifically assigned to him (whether or not during normal working hours) either alone or in conjunction with any other person; and the Executive waives his moral rights, if any, arising in respect of such Works.

13.3
The Executive acknowledges that for the purpose of section 11 of the Copyright Designs and Patents Act 1988 the Company shall be the first owner of any copyright works made during the course of his employment.

13.4
The Executive acknowledges that, for the purposes of the Copyright, Designs and Patents Act 1988, section 2(1) of the Registered Designs Act 1949 as amended by the Copyright, Designs and Patents Act 1988, and Article 14 of the Community Design Regulation EC No. 6/2002, the Company shall be treated as the original proprietor of a design, where such design is, created by him during his employment.

13.5
The Executive acknowledges that for the purpose of the Copyright and Rights in Databases Regulations 1997 (as from time to time amended, extended or re‑enacted) the Company shall be treated as the maker of any such database, where such database is created by him during his employment.

13.6
Any Inventions made discovered or produced by the Executive in the course of his normal duties or other duties specifically assigned to him (whether or not during normal working hours) either alone or in conjunction with any other person shall be the absolute property of the Company (except to the extent, if any, provided otherwise by section 39 of the Patents Act 1977) and the Executive shall, without additional payment, if and when required by the Company (whether during the continuance of his employment or afterwards) and at its expense, apply, or join with the Company in applying, for letters patent at the Company's expense, or other protection in any part of the world for any invention process or development.

13.7
The Executive shall do everything necessary to confirm the vesting in the Company or its nominee absolutely of title to any or all applicable Intellectual Property Rights (except only to the extent that by virtue of Section 39 of the Patents Act 1977 such Intellectual Property Rights fail to vest in the Company) in any or all countries relating to any Inventions or other works or materials produced by the Executive during his employment.

13.8
The Executive agrees and undertakes that he shall execute such deeds or documents and do all such acts and things as may be necessary or desirable to substantiate and maintain the rights of the Company in respect of the matters referred to in sub‑clauses 13.1 to 13.6 (inclusive).

13.9
The Executive shall do nothing (whether by omission or commission) during his employment or at any times thereafter to affect or imperil the validity of any Intellectual Property Rights obtained, applied for or to be applied for by the Company or its nominee. The Executive shall not disclose the subject matter of any Inventions which may be patentable before the Company has had the opportunity to apply for any patent.

13.10	Nothing in this Agreement shall oblige the Company or any of its subsidiaries or associates to seek patent or other protection for any Invention or to exploit any Invention.

14.	CONFIDENTIALITY

14.1
Save in the proper performance of his duties under this Agreement or if authorised to do so by the Chairman of the Board or ordered to do so by a court of competent jurisdiction or required to do so by any statutory or regulatory authority, the Executive shall not during his employment or afterwards directly or indirectly:

14.1.1	use for his own benefit or the benefit of any other person or to the detriment of the Company or its parent or any of its subsidiaries or associates;

14.1.2	disclose to any person; or

14.1.3	through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure of, any Confidential Information.

14.2
The Executive shall use his best endeavours during the continuance of his employment to prevent the publication, disclosure or misuse of any Confidential Information and shall not remove, nor authorise others to remove, from the premises of the Company or its parent or of any of its subsidiaries or associates any records of Confidential Information except to the extent strictly necessary for the proper performance of his or the other person's duties to the Company or to its parent or any of its subsidiaries or associates.

14.3
The Executive shall promptly disclose to the Company full details of any knowledge or suspicion he has during his employment of any actual, threatened or pending publication, disclosure or misuse by any person of any Confidential Information and shall provide all reasonable assistance and co-operation (at the Company’s expense) as the Company may request in connection with any action or proceedings it may take or contemplate in respect of any such publication, disclosure or misuse.

14.4	This clause 14 is without prejudice to the Executive's equitable duty of confidence.

14.5	Nothing in this Agreement shall preclude the Executive from making a protected disclosure in accordance with the provisions set out in the Employment Rights Act 1996.

15.	PROTECTION OF INTERESTS OF COMPANY

15.1	In this clause:

15.1.1
"Competing Business" shall mean any business carried on within England and/or Scotland and/or Wales and/or Ireland and/or any other country in which the Company or any of its subsidiaries or associates as at the Termination Date carries on or proposes to carry on (in the immediate or foreseeable future) any business, which wholly or partly competes or proposes to compete with any business which at the Termination Date the Company or any of its subsidiaries or associates carries on, save for any such business in any such country in which the Executive was not involved to any material extent at any time during the 12 months up to and including the Termination Date;

15.1.2
"Restricted Goods or Services" shall mean goods or services of the same type as or similar to or competitive with any goods or services supplied by the Company or any of its subsidiaries or associates at the Termination Date, in the sale or supply of which the Executive shall have been involved to any material extent at any time during the 12 months up to and including the Termination Date;

15.1.3
references to acting directly or indirectly shall include (without prejudice to the generality of that expression) acting alone or on behalf of any other person or jointly with or through or by means of any other person.

15.2
Until the expiration of 6 months from the Termination Date, except in the event of a termination of this Agreement by the Company in repudiatory breach of its terms, the Executive shall not directly or indirectly:

15.2.1	carry on or be interested in a Competing Business SAVE that he may hold for investment:

(A)	up to 3% of any class of securities quoted or dealt in on a recognised investment exchange; and

(B)	up to 20% of any class of securities not so quoted or dealt;

15.2.2
act as a consultant or employee or worker or officer in any executive, sales, marketing, research or technical capacity in a Competing Business or provide technical, commercial or professional advice to a Competing Business, SAVE to the extent that the Executive demonstrates to the reasonable satisfaction of the

Chairman of the Board that his duties or work shall relate exclusively to work of a kind or nature with which he was not concerned to any extent (other than de minimis) at any time during the 12 months up to and including the Termination Date;

15.3
Until the expiration of  6  months from the Termination Date, except in the event of a termination of this Agreement by the Company in repudiatory breach of its terms, the Executive shall not directly or indirectly accept orders for or supply or cause orders to be accepted for or cause to be supplied Restricted Goods or Services to any person:

15.3.1
who, to the knowledge of the Executive, was provided with goods or services by the Company or any of its subsidiaries or associates at any time during the 12 months up to and including the Termination Date and with whom the Executive dealt in connection with the provision of such goods or services at any time during the said 12 month period or in relation to whom the Executive possessed a material amount of Confidential Information as at the Termination Date; or

15.3.2
who, to the knowledge of the Executive, was negotiating with the Company or any of its subsidiaries or associates in relation to orders for or the supply of goods or services at any time during the 12 months up to and including the Termination Date and with whom the Executive dealt at any time during the 12 months up to and including the Termination Date or in relation to whom the Executive possessed a material amount of Confidential Information as at the Termination Date.

15.4
Until the expiration of 6 months from the Termination Date, except in the event of a termination of this Agreement by the Company in repudiatory breach of its terms, the Executive shall not directly or indirectly solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached any person:

15.4.1
who, to the knowledge of the Executive, was provided with goods or services by the Company or any of its subsidiaries or associates at any time during the 12 months up to and including the Termination Date and with whom the Executive dealt in connection with the provision of such goods or services at any time during the said 12 month period or in relation to whom the Executive possessed a material amount of Confidential Information as at the Termination Date; or

15.4.2
who, to the knowledge of the Executive, was negotiating with the Company or any of its subsidiaries or associates in relation to orders for or the supply of goods or services at any time during the 12 months up to and including the Termination Date and with whom the Executive dealt at any time during the 12 months up to and including the Termination Date or in relation to whom the Executive possessed a material amount of Confidential Information as at the Termination Date;

for the purpose of offering to that person Restricted Goods or Services.

15.5
Until the expiration of 6 months from the Termination Date, except in the event of a termination of this Agreement by the Company in repudiatory breach of its terms, the Executive shall not directly or indirectly:

15.5.1	solicit or entice away or endeavour to solicit or entice away or cause to be solicited or enticed away from the Company or any of its subsidiaries or associates any person who is, and was at the Termination Date, employed or directly or indirectly engaged by the Company or any of its subsidiaries or associates in an executive, sales, marketing, research or technical capacity or whose departure from the Company or any of its subsidiaries or associates would have a material adverse effect on the business of such company, and with whom the Executive worked at any time during the 12 months up to and including the Termination Date or in relation to whom as at the Termination Date the Executive possessed a material amount of Confidential Information, with a view to inducing that person to leave such employment or engagement (whether or not such person would commit a breach of his contract of employment or engagement by reason of leaving);

15.5.2
solicit or endeavour to solicit or cause to be solicited any person who was at any time during the 12 months up to and including the Termination Date employed or directly or indirectly engaged by the Company or any of its subsidiaries or associates who, by reason of their employment or engagement, possesses a material amount of Confidential Information or is likely to be able to solicit away from the Company or any of its subsidiaries or associates the custom of any person to whom the Company or any of its subsidiaries or associates supplies goods or services, and with whom the Executive worked at any time during the 12 months up to and including the Termination Date or in relation to whom as at the Termination Date the Executive possessed a material amount of Confidential Information, with a view to inducing that person to act in the same or a materially similar capacity in relation to the same or a materially similar field of work for another person carrying on business in competition with the Company or any of its subsidiaries or associates (whether or not such person would commit a breach of his contract of employment or engagement by reason of so acting).

15.6
In the event that the Executive is placed on garden leave pursuant to sub‑clause 17.1, the period of any such garden leave shall be deducted from the period of the restrictions contained in the sub‑clauses 15.2, 15.3 15.4 and 15.5.

15.7
Each of the restrictions in the sub‑clauses above hereof is separate and severable and in the event of any such restriction (including the defined expressions in sub‑clauses above) being determined as being unenforceable in whole or in part for any reason such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction. The restrictions in the sub‑clauses above shall be deemed to be separate and severable in relation to each of the countries set above.

15.8
After the Termination Date (for whatever reason and howsoever caused) the Executive shall not represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or of any of its subsidiaries or associates and shall not use in connection with any business the name of the Company or any of its subsidiaries or associates or any name capable of confusion therewith.

15.9
Save for a protected disclosure made in accordance with the provisions set out in the Employment Rights Act 1996 and save as required by law or the regulations of any statutory or regulatory authority, the Executive shall not during his employment or after the Termination Date make, publish or cause to be made or published any statement or remark which is likely or intended to harm the business or reputation of the Company or any of its subsidiaries or associates or any current or former officer, employee, consultant or agent of any such company.

15.10
Following the Termination Date, the Company reserves the right forthwith on written notice to the Executive given in accordance with clause 26 to assign its rights to any successor in business to the Company or to any of its subsidiaries or associates.

15.11
Without prejudice to the Executive's obligations under clauses 14 and 15, in the event that, during the continuance of this Agreement or during the period for which all or any of the restrictions set out in this clause 15 are expressed to apply, the Executive receives from any person an offer of employment or engagement (whether oral or in writing), the Executive shall provide to such offeror a copy of the restrictions contained in clauses 14 and 15 of this Agreement.

16.	TERMINATION

16.1	Either party shall be entitled to terminate the employment of the Executive by giving notice to the other in accordance with sub-clause 2.2.

16.2
Notwithstanding sub-clause 2.2 and without prejudice to its rights under the other provisions of this clause 16, the Company shall be entitled to terminate the employment of the Executive with immediate effect by giving summary notice (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may not have exercised its rights under this sub-clause) if the Executive commits a repudiatory breach of this Agreement or if the Board reasonably considers that any of the events set out below occur or have occurred (whether or not such event would otherwise be a repudiatory breach):

16.2.1	the Executive commits a serious or persistent breach (having received written warning of the serious or persistent breach) of any term of this Agreement;

16.2.2
the Executive is guilty of conduct (whether or not related to his employment or office) reasonably likely to bring himself or the Company, its parent or any subsidiary or associate of the Company into disrepute in the reasonable opinion of the Board;

16.2.3	the Executive wilfully neglects, fails or refuses to carry out any of the duties properly assigned to him under this Agreement;

16.2.4	the Executive becomes of unsound mind, bankrupt or compounds with his creditors;

16.2.5	the Executive

(A)	is disqualified or disbarred from membership of; or

(B)	is subject to any prohibition, censure, criticism or disciplinary sanction by; or

(C)	fails to be granted or obtain, or ceases to hold, any necessary licences, permissions, consents, approvals or qualifications (in unrestricted form) from any professional, regulatory or other body or authority, which prevents him from performing his duties under this Agreement or reasonably undermines the confidence of the Board in his continued employment by the Company.

16.3
Notwithstanding sub-clause 2.2 and without prejudice to the Company's rights under the other provisions of this clause 16, if the Executive is incapacitated by ill health or otherwise from carrying out his duties under this Agreement and has been so incapacitated for an aggregate of 125 Working Days in any 12 consecutive months, the Company shall be entitled to terminate his employment by written notice of not less than the Executive's then entitlement to statutory minimum notice plus one week given at any time within 1 month after the end of the said 125 Working Days.

16.4
On the Termination Date (for whatever reason and howsoever caused), or at the Company's request following the Executive having been placed on garden leave pursuant to sub-clause 17.1, the Executive shall promptly:

16.4.1	resign (if he has not already done so) from any and all offices and/or appointments held by him in or on behalf of the Company, its parent or any of its subsidiaries or associates;

16.4.2
transfer, without payment (but at the expense of the Company), to the Company or as the Company may direct any and all nominee or trustee shareholdings provided to him by, or held by him in or on behalf of, the Company, its parent or any of its subsidiaries or associates;

16.4.3	deliver up to the Company (to whomever the Chairman of the Board specifies), without destruction, deletion or redaction of any data or images, any and all originals, copies or extracts of:

(A)
correspondence, documents (including lists of customers), laptops, computer drives, computer disks, other computer equipment (including leads and cables), tapes, mobile telephones, BlackBerry wireless devices (or similar equipment), credit cards, security passes, keys, car provided by the Company (which is to be returned in good condition allowing for fair wear and tear) and other tangible items, which are in his possession or under his control and which belong to or are leased or hired by the Company, its parent or any of its subsidiaries or associates; and

(B)	correspondence and documents (including lists of customers) in his possession or under his control which contain or refer to any Confidential Information; and

(C)	minutes of meetings and other papers of the Board and/or of any board of directors of any subsidiary or associate of the Company which are in his possession or under his control and provide to the Company full details of all then current passwords or other privacy or security measures used by the Executive in respect of any equipment required to be delivered up to the Company pursuant to sub-clause 16.4.3(A); and

16.4.4
having forwarded a copy to the Company, irretrievably delete any and all Confidential Information from any laptops, computer drives, computer disks, tapes, mobile telephones, BlackBerry wireless devices (or similar equipment) or other re-usable material in the Executive's possession or under his control (but which do not belong to the Company, its parent or any of its subsidiaries or associates).
The Executive irrevocably authorises the Company in his name and on his behalf to execute all documents and do all things necessary to effect the resignations and transfers referred to in sub-clauses 16.4.1, 16.6.2 in the event of his failure to do so within seven days of any request or the Termination Date (as the case may be). The Executive shall produce such evidence of his compliance with sub-clauses 16.4.3 and 16.4.4 as the Company may reasonably require. In the event of the Executive's death prior to compliance with the obligations in sub-clauses 16.6.1, 16.6.2, 16.6.3 and 16.6.4, the Executive's estate and heirs shall be bound by such obligations.

16.5
Any obligations of the Executive under this Agreement which are expressed to continue after the Termination Date shall continue in full force and effect notwithstanding the termination of his employment.

16.6	For the purposes of this sub-clause, the "Notice Period" shall mean:

16.6.1
the unexpired portion of any prior notice of termination of the Executive's employment which has already been given by the Executive or the Company (as at the date of service of notice pursuant to this sub-clause); or

16.6.2	where no such prior notice has been given, the minimum period of notice of termination specified as to be given by the Company in sub‑clause 2.2.
The Company may, in its absolute discretion and without any obligation to do so, terminate the Executive's employment immediately by paying the Executive a sum equivalent to basic salary in lieu of the Notice Period, calculated on the basis of the annual rate of salary applicable on the date notice under this sub-clause is given (less any deductions which the Company may be required to make including in respect of income tax and employee's National Insurance contributions).
Any such payment shall be accepted by the Executive in full and final settlement of all claims which he may have against the Company, its parent or any subsidiary or associate of the Company arising out of his employment or its termination. The discretion to terminate the Executive's employment given to the Company by this sub-clause shall not preclude the Company from exercising any other right which it may have to terminate the Executive's employment or by otherwise dismissing him without notice and paying such compensation as may be agreed or otherwise determined by a court of law.

16.7
In determining any payment made to the Executive pursuant to sub-clause 16.8, the Company shall have regard to the overriding requirements to be fair to both the Company and the Executive. In particular, the Company shall not be required to reward failure on the part of the Executive and shall have regard to corporate governance standards at the Termination Date. The Company may, without limitation, exercise its reasonable discretion and determine, in accordance with then prevailing best practice, that the payments to the executive shall be phased in monthly or quarterly instalments over a period of no longer than 3 months from the Termination Date and that any payment should be reduced in accordance with the duty on the part of the Executive to mitigate his loss.

16.8	For the avoidance of doubt, for the purpose of calculating any payments due to the Executive under the Change of Control Agreement between the Executive and Cheniere

Energy, Inc., dated 9 May 2008, "Base Salary" (as referred to in such Change of Control Agreement agreement) is expressly agreed to be limited to the basic salary referred to in clause 4.1 of this Agreement) and shall exclude all other payments and/or benefits made or provided to the Executive by the Company and/or any of its subsidiaries or associates.

17.	GARDEN LEAVE

17.1
Notwithstanding the provisions of clause 3, at any time after notice has been served by either party pursuant to sub-clause 2.2 or sub-clause 16.3 or if the Executive resigns without giving due notice and the Company does not accept his resignation, the Company may in its discretion place the Executive on garden leave on full salary and other contractual benefits for up to a maximum of 6 (six) months. During any such garden leave period the Company shall not be obliged to provide any work for the Executive or to assign to or vest in the Executive any powers, duties or functions and may for all or part of such garden leave period:

17.1.1	exclude the Executive from all or any premises of the Company, its parent or any subsidiary or associate of the Company; and/or

17.1.2
require the Executive to abstain from engaging in any contact (whether or not initiated by him) which concerns any of the business affairs of the Company, its parent or any subsidiary or associate of the Company with any customer, client, supplier, other business connection, employee, director, officer, consultant and/or agent of the Company, its parent and/or any subsidiary or associate of the Company without the prior written consent of the Chairman of the Board; and/or

17.1.3	require the Executive to carry out no duties; and/or

17.1.4
save where absent due to agreed holidays or authorised absence for sickness or injury or other authorised leave, require the Executive to undertake at his home or at such place reasonably nominated by the Company such reasonable duties (which may differ from the Executive's normal duties) as the Company may at its discretion assign and to provide any reasonable assistance requested by the Company; and/or

17.1.5	exercise its rights under sub-clause 9.3; and/or

17.1.6	suspend and/or limit the Executive’s access to the Company’s computer, e-mail, telephone, voicemail and/or other communication systems and/or databases; and/or

17.1.7	exercise its rights under sub-clause 16.4.

17.2	During any garden leave period pursuant to sub-clause 17.1, the Executive shall:

17.2.1	(for the avoidance of doubt) continue to be bound by the duties of fidelity and good faith;

17.2.2
hold himself available during normal business hours (other than agreed holidays or authorised absence for sickness or injury or other authorised leave) to perform such duties as may be reasonably assigned to him, if any; and

17.2.3	continue to comply with the terms of this Agreement including clauses 12 to 16 (inclusive).

17.3
The Executive shall have no eligibility for any bonus (including the bonus referred to in sub-clause 5) in respect of any garden leave period pursuant to sub-clause 17.1 and shall have no claim in respect of the effect (if any) which any such garden leave period may have on his eligibility in respect of any other period.

18.	ADDITIONAL PARTICULARS

18.1	The following additional particulars are given for the purposes of the Employment Rights Act 1996:

18.1.1
except as otherwise provided by this Agreement, there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to holidays (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes or requiring the Executive to work outside the United Kingdom for a period of more than one month;

18.1.2	there are no collective agreements which directly affect the terms or conditions of the Executive's employment.

18.1.3	the disciplinary rules and procedures are available from the VP of Human Resources and Administration.

19.	ENTIRE AGREEMENT AND SEVERABILITY

19.1
Each of the Executive and the Company on behalf of itself, its parent and its subsidiaries and associates, confirms that this Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter (save only for any terms implied at law or by custom and supersedes any previous agreement between the parties with respect thereto, including, for the avoidance of doubt, the contract of employment between the Executive and Cheniere LNG Services SARL dated 20 February 2006 (which has terminated by mutual consent, without the entitlement on the part of the Executive to receipt of any compensation, indemnities or damages) and, without prejudice to the generality of the foregoing, excludes any terms implied at law or by custom imposing obligations on the Company, its parent or any subsidiary or associate of the Company.

19.2	The Executive confirms that:

19.2.1
in entering into this Agreement he has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not contained in this Agreement or in relation to any bonus plan determined by the Board of Directors and which is in place as at the date of this Agreement; and

19.2.2
in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies he has in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with the entering into or performance of this Agreement are pursuant to this Agreement and, for the avoidance of doubt and without limitation, the Executive does not have any right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement).

19.3
In the event that any part (including any sub‑clause or part thereof) of this Agreement shall be void or unenforceable by reason of any applicable law, it shall be deleted and the remaining parts of this Agreement shall continue in full force and effect and, if necessary, both parties shall use their best endeavours to agree any amendments to the Agreement necessary to give effect to the spirit of this Agreement.

20.	VARIATION AND WAIVER

20.1	No variation of this Agreement shall be effective unless it is evidenced in writing (excluding e-mail) by the Company.

20.2
No waiver by the Company, its parent or any of its subsidiaries or associates of any term, provision or condition of this Agreement or of any breach by the Executive of any term, provision or condition of this Agreement shall be effective unless it is in writing (excluding e-mail) and signed by the Company.

20.3
No failure to exercise nor any delay in exercising any right or remedy hereunder by the Company, its parent or any of its subsidiaries or associates shall operate as a waiver thereof or of any other right or remedy hereunder, nor shall any single or partial exercise of any right or remedy by the Company, its parent or any of its subsidiaries or associates prevent any further or other exercise thereof or the exercise of any other right or remedy.

20.4	The waiver of any term, provision or condition of this Agreement on any occasion by the Company, its parent or any of its subsidiaries or associates shall not constitute a waiver of:

20.4.1	any other term, provision or condition of this Agreement; or

20.4.2	such terms, provisions or conditions of this Agreement on any future occasion.

21.	THIRD PARTY RIGHTS
No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

22.	ASSIGNMENT
In addition to the Company's rights pursuant to sub‑clause 15.10, the Executive hereby agrees irrevocably that the Company may forthwith on written notice to the Executive given in accordance with clause 25 assign its rights and transfer (whether by novation or otherwise) or delegate its obligations under this Agreement to any subsidiary or associate of the Company from time to time, and that the Executive shall execute all documents and do all things necessary to effect such assignment or transfer, and any reference to the Company in this Agreement shall thereafter be a reference to any such company. The Executive shall not assign or otherwise seek to transfer or delegate his rights and/or obligations under this Agreement to any other person.

23.	DATA PROTECTION

23.1	In this clause, "personal data", "sensitive personal data" and "processing" shall have the respective meanings attributed to them by the Data Protection Act 1998.

23.2	From time to time the Company will process personal data and sensitive personal data relating to the Executive in order to fulfil the obligations of the Company to the Executive under this Service Agreement and for other purposes relating to or which may become related to the Executive's employment or the business of the Company. Such processing will principally be for, but will not be limited to, personnel, administrative, financial, regulatory or payroll purposes (including for the purposes of arranging share option or other incentive scheme participation, pension arrangements, life assurance, and any other insurance arrangements provided to the Executive by the Company, its parent or by any subsidiary or associate of the Company).

23.3
The Executive agrees that personal data and sensitive personal data relating to him may, for the purposes set out in sub-clause 23.2 and to the extent that is reasonably necessary in connection with the Executive's employment or the business of the Company, be processed by the Company and be disclosed or transferred to and processed by:

23.3.1
the Company's professional advisors, HM Revenue & Customs or other authorities, or (subject to appropriate confidentiality undertakings) prospective purchasers of the Company or of the whole or part of its business; and

23.3.2	entities which provide benefits or services to employees of the Company or the Company; and

23.3.3	any subsidiary or associate of the Company and the employees of such subsidiary or associate.

23.4
The Executive's consent to the transfer and disclosure of personal data and sensitive personal data shall apply regardless of the country to which the data is to be transferred. Where data is transferred outside of the European Economic Area, the Company shall take reasonable steps to ensure an adequate level of protection for the personal data and sensitive personal data concerned.

23.5
The Executive shall ensure that any personal data and sensitive personal data which he may process during his employment is kept secure from unauthorised access or disclosure. The Executive shall comply with the requirements of the Data Protection Act 1998 when processing such data in the course of his employment and, where the Executive uses the services of a third party for the performance of his duties, he shall take all reasonable steps to ensure that the third party complies with the requirements of the Data Protection Act 1998. The Executive agrees to promptly notify the General Counsel of Cheniere of any actual or suspected breach of the requirements of the Data Protection Act 1998 which comes to his attention.

23.6
The Executive is responsible for promptly informing VP, Human Resources and Administration of any change to his personal data, including name, address, marital status, contact details, qualifications and next of kin.

24.	TELEPHONE AND COMPUTER/E‑MAIL AND INTERNET USE
The Executive shall comply with the Company's policy including, for the avoidance of doubt, the policies of Cheniere Energy, Inc. to the extent that such policies are not inconsistent with UK law, for the time being in force concerning use of the Company's telephone and computer (including e‑mail and Internet) facilities. The Company reserves the right to carry out ad hoc or routine monitoring of, and to keep records of, telephone and e‑mail communications made, Internet sites accessed and data and images stored using the Company's facilities (including use for personal reasons) for any of the purposes set out in the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000.

25.	NOTICES

25.1	A notice to terminate this Agreement and a notice which is required to be given in accordance with this clause

25.1.1	must be in writing;

25.1.2
must be left at the address of the addressee or sent by pre-paid recorded delivery (airmail if posted to or from a place outside the United Kingdom) to the address of the addressee or sent by facsimile to the facsimile number of the addressee in each case which is specified in this clause in relation to the party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or facsimile number in England or Wales and/or marked for the attention of such other person as the relevant party may from time to time specify by notice given in accordance with this clause.

The relevant details of each party at the date of this Agreement are:
In the case of the Executive:
Address: Flat 2, 8 Bryanston Square, London W1H 2DH
In the case of the Company:
Address:     700 Milam Street, Suite 800, Houston, Texas 77002
Facsimile: (713) 375-6365
Attention: Ann Raden, VP, Human Resources and Administration

25.1.3	for the avoidance of doubt, must not be sent by e-mail.

25.2	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with sub-clause 25.3.

25.3	Subject to sub-clause 25.4, a notice is deemed to be received:

25.3.1	in the case of a notice left at the address of the addressee, upon delivery at that address;

25.3.2	in the case of a posted letter, on the third day after posting, or if posted to or from a place outside the United Kingdom, the seventh day after posting; and

25.3.3
in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

25.4
A notice received or deemed to be received in accordance with sub-clause 25.3 on a day which is not a Business Day or after 5 p.m. on any Business Day according to local time in the place of receipt, shall be deemed to be received on the next following Business Day. For the purposes of this clause, "Business Day" shall mean a day not being a Saturday on which trading banks are generally open for business in the place where the notice is received.

25.5
The Executive undertakes to maintain at all times during the term of this Agreement an address in the United Kingdom for service of notices pursuant to this clause and to notify the Company in advance by notice given in accordance with this clause of any changes from time to time of the details of such address.

26.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with English law.
IN WITNESS whereof this Deed of Agreement has been executed by the parties hereto this day of and is intended to be and is hereby delivered.

EXECUTED AS A DEED by
JEAN ABITEBOUL

Jean Abiteboul

Signature of witness

Name of witness

Address of witness

EXECUTED AS A DEED by
CHENIERE SUPPLY AND MARKETING, INC. (UK ESTABLISHMENT)

Director

Signature of witness

Name of witness

Address of witness